Exhibit 99.1

Investor Relations and Media Contact: Christina Hachikian (847) 653-7166

Taylor Capital Group reports net income

of $9.8 million for the third quarter of 2011

Year to date: net income of $8.8 million;

24% decline in nonperforming loans

CHICAGO, IL – October 20, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported earnings for the third quarter of 2011.

Net income for the third quarter of 2011 was $9.8 million, compared to a net loss of $1.4 million for the second quarter of 2011. Net income applicable to common stockholders was $7.3 million, or $0.35 per diluted share, for the third quarter of 2011, compared to a net loss applicable to common stockholders of $3.9 million, or $0.19 per diluted share, for the second quarter of 2011.

Net income for the nine months ended September 30, 2011 was $8.8 million, compared to a net loss of $8.2 million for the nine months ended September 30, 2010. Net income applicable to common stockholders was $1.4 million, or $0.07 per diluted share, for the nine months ended September 30, 2011, compared to a net loss applicable to common stockholders of $31.2 million, or $2.19 per diluted share, for the nine months ended September 30, 2010(1).

“The third quarter of 2011 was very positive for Taylor Capital,” said Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group. “We earned $9.8 million in the third quarter, and as a result are profitable year to date. Starting in 2008, with the addition of new management and the support of new investors and board members, we set out to reposition the balance sheet, strengthen asset quality and diversify revenue to drive earnings. This quarter is clear evidence that we are well on our way to achieving these strategic goals.”

Hoppe continued, “Enhanced profitability this quarter is a result of improved net interest margin resulting from lower funding costs and deposit repricing, as well as higher fee income from our commercial banking and mortgage units. We also showed continued improvement in asset quality, including a 15% drop in nonperforming loans, a 14% reduction in commercial criticized and classified balances, and a 14% improvement in the coverage ratio of allowance for loan losses to nonperforming loans. All in all, this quarter was one of the most positive in several years, and is indicative of progress resulting from the immense efforts focused on our “fix and grow” strategy. Today we are also announcing that we plan to convert our Series C and E Preferred into common stock, and are contemplating a common stock rights offering of up to $35 million in the next few months.”

THIRD QUARTER 2011 HIGHLIGHTS

Pre-tax, pre-provision operating earnings up 80.2% in 3Q 2011 from 2Q 2011

•	Pre-tax, pre-provision operating earnings(2) totaled $23.8 million for the third quarter of 2011, up from $13.2 million for the second quarter of 2011.

•

Revenue(2), excluding gains and losses on investment securities and derivative termination costs, was up 28.4% from $39.0 million for the second quarter of 2011 to $50.1 million for the third quarter of 2011.

•

Noninterest expense, excluding nonperforming asset expense and nonrecurring early extinguishment of debt expense, was $26.4 million for the third quarter of 2011, up 2.3% from $25.8 million in the second quarter of 2011.

•	Net interest margin was 3.25% for the third quarter of 2011, up from 3.09% for the second quarter of 2011.

Asset quality indicators again improved, including a 15.0% reduction in nonperforming loans

•	Nonperforming loans were $121.5 million, or 4.02% of total loans at September 30, 2011, down from $143.1 million, or 4.91% of total loans at June 30, 2011.

•	At September 30, 2011, commercial criticized and classified loans(3) totaled $221.1 million, down 14.5% from $258.5 million at June 30, 2011.

•	At September 30, 2011, the allowance for loan losses was $105.8 million, compared to $109.0 million at June 30, 2011.

•	The allowance for loan losses as a percent of nonperforming loans increased to 87.06% at September 30, 2011, from 76.22% at June 30, 2011.

•	Provision for loan losses was $16.2 million for the third quarter of 2011, up from $11.8 million for the second quarter of 2011.

THIRD QUARTER 2011 PERFORMANCE OVERVIEW

Results of Operations

Net income for the third quarter of 2011 was $9.8 million, compared to a net loss of $1.4 million for the second quarter of 2011. Net income applicable to common stockholders was $7.3 million, or $0.35 per diluted share, for the third quarter of 2011, compared to a net loss applicable to common stockholders of $3.9 million, or $0.19 per diluted share, for the second quarter of 2011.

Net income for the nine months ended September 30, 2011 was $8.8 million, compared to a net loss of $8.2 million for the nine months ended September 30, 2010. Net income applicable to common stockholders was $1.4 million, or $0.07 per diluted share, for the nine months ended September 30, 2011, compared to a net loss applicable to common stockholders of $31.2 million, or $2.19 per diluted share for the nine months ended September 30, 2010(1).

Income before income taxes was $9.8 million for the third quarter of 2011, compared to a loss before income taxes of $1.0 million in the second quarter of 2011. This improvement was largely due to a $10.6 million increase in pre-tax, pre-provision operating earnings offset by a $757,000 increase in credit costs (provision for loan losses and nonperforming asset expense). In addition, there were nonrecurring items that affected income before income taxes, including $4.9 million of gains on the sales of investment securities, taken to mitigate potential prepayment risk, offset by an $896,000 loss in other derivative income associated with the termination of certain derivative contracts and $3.4 million in expenses for the early extinguishment of debt. The termination of certain derivatives and the early extinguishment of debt were completed to lower funding costs. The net impact of these nonrecurring items on income before income taxes was $598,000 for the third quarter of 2011.

Pre-tax, Pre-provision Operating Earnings

Pre-tax, pre-provision operating earnings totaled $23.8 million for the third quarter of 2011, compared to $13.2 million for the second quarter of 2011. This increase was largely due to a $5.3 million increase in mortgage origination revenue, $3.4 million in higher derivative income (excluding a loss on the termination of certain derivative contracts) and a $2.5 million improvement in net interest income.

Revenue

Revenue was $50.1 million for the third quarter of 2011, up from $39.0 million for the second quarter of 2011, a 28.4% increase.

Net interest income was up 7.8% at $34.7 million for the third quarter of 2011, compared to $32.2 million for the second quarter of 2011. This improvement was made up of a $2.0 million decline in interest expense and a $478,000 increase in interest income. The net interest margin was 3.25% for the third quarter of 2011, up 16 basis points from 3.09% for the second quarter of 2011.

Lower funding costs drove the improvement in net interest income and the net interest margin. There was significant, anticipated deposit repricing, largely in customer certificates of deposit and brokered certificates of deposit during the third quarter 2011, which benefited the net interest margin. The decline in funding costs was also the result of funding-related transactions, including the termination of certain derivative contracts and early extinguishment of debt. It was determined that these actions were in the best long-term economic interest of the Company, despite short-term losses and expenses, as it is expected that these actions will continue to benefit the net interest margin going forward.

Interest income increased despite a decline in the yield on earning assets from 4.46% for the second quarter of 2011 to 4.41% for the third quarter of 2011. This variance was in part driven by growth in mortgage loans originated by Cole Taylor Mortgage, which increased average earning assets, but lowered the yield on earning assets.

Noninterest income was $15.4 million, excluding $4.9 million in gains on the sales of investment securities and an $896,000 loss associated with the termination of certain derivative contracts, compared to $6.8 million for the second quarter of 2011, which excluded a $381,000 impairment loss on an investment security. The sales of investment securities were executed during the third quarter as these securities had higher repayment risk due to the underlying collateral refinance uncertainty.

Higher mortgage origination revenue and other derivative income contributed to the quarter-over-quarter increase in revenue. The increase in mortgage origination revenue, from $2.2 million in the second quarter of 2011 to $7.6 million in the third quarter of 2011, was a result of increased loan fundings in the third quarter of 2011 at Cole Taylor Mortgage. Loan fundings were $521.5 million, up from $318.3 million in the second quarter of 2011. The increased volume was due to lower mortgage interest rates in the third quarter, further bolstered by the continued expansion of the unit’s national platform.

The increase in other derivative fee income from $194,000 in the second quarter of 2011 to $3.4 million (excluding a loss on the termination of certain derivative contracts) in the third quarter of 2011 was the result of a higher volume of interest rate swap agreements entered into by commercial clients of Cole Taylor Commercial Banking and Cole Taylor Commercial Real Estate Banking, two of the Bank’s commercial lending units.

Noninterest Expense

Noninterest expense was $28.2 million for the third quarter of 2011, compared to $27.8 million for the second quarter of 2011. This increase was primarily the result of $3.4 million in nonrecurring expense related to the early extinguishment of debt, offset somewhat by the reversal of nonperforming asset expense of $1.6 million, primarily the result of reversals of reserves for unfunded commitments associated with nonperforming loans that were resolved during the third quarter of 2011. These items are excluded from pre-tax, pre-provision operating earnings. Noninterest expense excluding these items was $26.4 million for the third quarter of 2011, compared to $25.8 million for the second quarter of 2011.

Credit Quality

Nonperforming loans decreased $21.5 million, or 15.0%, and nonperforming assets were down $20.1 million, or 11.8%, from the second quarter of 2011 to the third quarter of 2011. The watch list of commercial criticized and classified loans(3) decreased for the fifth consecutive quarter. The watch list of commercial criticized and classified loans, a key indicator of asset quality, was down from $258.5 million in the second quarter of 2011 to $221.1 million in the third quarter of 2011, or less than half its balance of $453.1 million at the historical peak of June 30, 2009.

Credit costs in the third quarter of 2011 were $14.6 million up from $13.8 million in the second quarter of 2011. However, year to date credit costs declined 55.3% from $93.7 million for the nine months ended September 30, 2010, to $41.9 million for the nine months ended September 30, 2011.

Loan Portfolio Performance and Credit Quality

Nonaccrual loans decreased to $121.5 million at September 30, 2011, compared to $143.1 million at June 30, 2011. The total decline of $21.6 million consisted of a reduction of $11.1 million in commercial and industrial nonaccrual loans, $7.3 million in commercial real estate secured nonaccrual loans and $2.4 million in residential land and construction nonaccrual loans. The balance of the decline was in commercial land and construction nonaccrual loans and all other nonaccrual loans.

Other real estate and repossessed assets increased slightly to $29.2 million at September 30, 2011 from $27.9 million at June 30, 2011, principally the result of one completed foreclosure in the third quarter of 2011, offset by several property sales. The net proceeds from these sales during the third quarter of 2011 were higher than their total net carrying value.

Nonperforming assets were $150.8 million at September 30, 2011, compared to $170.9 million at June 30, 2011. Nonperforming assets to total assets declined to 3.35% at September 30, 2011, compared to 3.89% at June 30, 2011.

Loans contractually past due 30 through 89 days and still accruing were $5.6 million at September 30, 2011, compared to $5.7 million at June 30, 2011. The decrease was principally the result of having no commercial loans past due 30 through 89 days at September 30, 2011, and a slight reduction in consumer loans past due.

Commercial criticized and classified loans were $221.1 million at September 30, 2011, compared to $258.5 million at June 30, 2011, or a decrease of 14.5%. This decrease was largely the result of pay downs and charge-offs during the third quarter of 2011, partially offset by new loans being placed on criticized and classified status.

Allowance and Provision for Loan Losses

The allowance for loan losses was $105.8 million at September 30, 2011, down from $109.0 million at June 30, 2011. This decline during the third quarter of 2011 resulted from net charge-offs exceeding the provision for loan losses by $3.2 million, as credit quality trends continue to improve and the watch list of criticized and classified loans declines. The coverage ratio of the allowance for loan losses as a percent of nonperforming loans was 87.06% at September 30, 2011, up from 76.22% at June 30, 2011.

The provision for loan losses was $16.2 million for the third quarter of 2011, up from $11.8 million for the second quarter of 2011. The increase in provision was largely the result of higher specific reserves on two nonperforming loans and higher charge-offs. The provision year-to-date was $38.3 million for the nine months ended September 30, 2011, down 54.0% from $83.2 million for the nine months ended September 30, 2010.

Credit Quality Performance Summary

(dollars in thousands)	9/30/2011	6/30/2011	Change 6/30/2011 to 9/30/2011

Nonperforming loans	$121,534	$143,058	($21,524)

Nonperforming assets	$150,772	$170,915	($20,143)

Nonperforming loans to total loans	4.02%	4.91%	-0.89%

Allowance to nonperforming loans	87.06%	76.22%	10.84%

Commercial criticized and classified loans	$221,122	$258,486	($37,364)

Balance Sheet

Assets

Total assets at September 30, 2011 were $4.50 billion, compared to $4.40 billion at June 30, 2011.

Investment securities were $1.31 billion at September 30, 2011, compared to $1.33 billion at June 30, 2011. Loans held for sale were $148.7 million at September 30, 2011, compared to $86.1 million at June 30, 2011, a result of higher mortgage origination volumes at Cole Taylor Mortgage in the third quarter of 2011.

Loans, net of allowance for loan losses, were $2.77 billion at September 30, 2011, compared to $2.72 billion at June 30, 2011. Commercial and industrial loans, including commercial owner-occupied real estate loans were $1.82 billion, up from $1.81 billion. Consumer-oriented loans were $266.8 million, up from $182.4 million, primarily the result of certain mortgages originated by Cole Taylor Mortgage being held in portfolio, rather than sold to the secondary market. Offsetting these increases was a decrease in real estate related loans, excluding commercial owner-occupied real estate loans, to $789.5 million at September 30, 2011, from $835.4 million at June 30, 2011. This decline was due to pay downs and nonperforming loan resolutions during the third quarter of 2011.

Liabilities and Stockholders’ Equity

Total liabilities at September 30, 2011 were $4.21 billion, compared to $4.15 billion at June 30, 2011.

Total deposits were $2.93 billion at September 30, 2011, compared to $2.91 billion at June 30, 2011. The largest increases were in NOW accounts and noninterest bearing deposits, as well as out-of-local market certificates of deposit and brokered certificates of deposit. These increases more than offset declines in customer certificates of deposit and in money market accounts.

Other borrowings were down from $270.4 million at June 30, 2011 to $180.8 million at September 30, 2011, primarily due to the termination of a repurchase agreement for which the Company paid early extinguishment penalties. This decrease in other borrowings was offset by an increase in notes payable and other advances from $740.0 million to $872.5 million due to an increase in Federal Home Loan Bank advances. These actions were taken to shift the funding mix to lower the overall cost of funds.

Total stockholders’ equity increased to $288.9 million at September 30, 2011, from $242.6 million at June 30, 2011. The increase was due to net income available to common stockholders in the third quarter of 2011, as well as an increase in accumulated other comprehensive income due to an improvement in the unrealized gain position of the investment securities portfolio.

Capital

Simultaneously with the release of this earnings announcement, the Company filed a preliminary proxy statement with the Securities and Exchange Commission which includes information regarding the planned conversion of the Company’s 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series C, and 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series E, into shares of common stock, or in the case of some shareholders Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series G. The preliminary proxy statement also includes information about a common stock rights offering being contemplated.

At September 30, 2011, the Company’s Tier I Risk Based Capital ratio was 10.08%, while its Total Risk Based Capital ratio was 13.63% and its Tier I Capital to Average Assets leverage ratio was 7.83%.

All the Company’s regulatory capital ratios exceeded the regulatory requirements for well-capitalized bank holding companies of 6.00% for Tier I Risk Based Capital, 10.00% for Total Risk Based Capital and 5.00% for Tier I Capital to Average Assets.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company.

Conference Call and Slide Presentation

The Company will host a webcast and conference call on Thursday, October 20, 2011, at 10:00 am Central Time (11:00 am Eastern Time) to discuss the third quarter of 2011 earnings and other matters. To access the call, please dial 1-877-317-6789 (toll-free) or 1-412-317-6789, and request the Taylor Capital Group Earnings Call. To access streaming audio, please go to www.taylorcapitalgroup.com.

The Company will also provide a slide presentation, which management will speak to during the discussion. A copy of the presentation will be available for download prior to the start of the call at www.taylorcapitalgroup.com. The presentation will not be webcast live. If you have any trouble obtaining a copy of the presentation, please call Investor Relations at 1-847-653-7166.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-To-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio and Held for Sale Aging

•	Funding Liabilities

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Endnotes:

(1)	The net loss applicable to common stockholders for the nine months ended September 30, 2010 included a non-cash, non-capital impacting implied divided of $15.8 million in the second quarter of 2010, representing an inducement to the holders of all of the Company’s Series A Preferred who converted to common stock in the second quarter of 2010.
(2)	Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of pre-tax, pre-provision operating earnings and revenue are provided in the attached tables.
(3)	Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land, and commercial construction and land Federal collateral codes. Excludes consumer loans.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “prudent,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships; the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high volume of loans secured by commercial real estate in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with the planned growth of our new mortgage unit, including the expansion into new geographic markets and regulatory changes; lending concentration risks; the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines; uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us; security risks relating to our internet banking activities that could damage our reputation and our business; the potential impact of certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products; the ability to use net operating loss carryforwards to reduce future tax payments if an ownership change of the Company is deemed to have occurred for tax purposes; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; continuation of volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the conditions of the local economy in which we operate and continued weakness in the local economy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, loan syndication opportunities and competition; regulatory restrictions and liquidity constraints at the holding company level that could impair our ability to pay dividends or interest on our outstanding securities; significant restrictions on our operations as a result of our participation in the TARP Capital Purchase Program; the impact of changes in legislation, including the Dodd-Frank Act, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2010 Annual Report on Form 10-K filed with the SEC on March 22, 2011. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) Sept. 30, 2011	(Unaudited) June 30, 2011	Dec. 31, 2010
ASSETS
Cash and cash equivalents	$83,902	$83,661	$81,329
Investment securities	1,309,579	1,328,857	1,254,477
Loans held for sale	148,718	86,109	259,020
Loans, net of allowance for loan losses of $105,805 at September 30, 2011, $109,044 at June 30, 2011 and $124,568 at December 31, 2010	2,767,605	2,720,922	2,710,770
Premises, leasehold improvements and equipment, net	15,356	15,584	15,890
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	56,767	48,619	40,032
Other real estate and repossessed assets, net	29,237	27,857	31,490
Other assets	92,070	83,507	90,846

Total assets	$4,503,234	$4,395,116	$4,483,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$658,092	$635,543	$633,300
Interest-bearing	2,268,189	2,271,234	2,393,606

Total deposits	2,926,281	2,906,777	3,026,906
Other borrowings	180,755	270,376	511,008
Accrued interest, taxes and other liabilities	58,725	59,572	56,697
Notes payable and other advances	872,500	740,000	505,000
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	89,436	89,230	88,835

Total liabilities	4,214,304	4,152,562	4,275,053

Stockholders’ equity:
Preferred stock, Series B	101,619	101,201	100,389
Preferred stock, Series C	31,912	31,912	31,912
Preferred stock, Series D	4	4	4
Preferred stock, Series E	5,588	5,588	5,588
Preferred stock, Series G	2	2	—
Common stock	217	216	192
Surplus	340,641	339,348	312,693
Accumulated deficit	(188,511)	(195,834)	(189,895)
Accumulated other comprehensive income (loss)	27,043	(10,298)	(22,497)
Treasury stock	(29,585)	(29,585)	(29,585)

Total stockholders’ equity	288,930	242,554	208,801

Total liabilities and stockholders’ equity	$4,503,234	$4,395,116	$4,483,854

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Interest income:
Interest and fees on loans	$35,204	$34,343	$38,821	$104,912	$115,292
Interest and dividends on investment securities:
Taxable	11,391	11,753	12,007	34,596	39,662
Tax-exempt	700	722	1,148	2,197	3,589
Interest on cash equivalents	4	3	4	10	6

Total interest income	47,299	46,821	51,980	141,715	158,549

Interest expense:
Deposits	6,505	8,028	10,448	23,157	34,884
Other borrowings	1,131	1,506	2,097	4,446	6,851
Notes payable and other advances	995	1,100	1,200	3,138	3,998
Junior subordinated debentures	1,445	1,446	1,471	4,334	4,355
Subordinated notes	2,505	2,498	2,397	7,492	5,949

Total interest expense	12,581	14,578	17,613	42,567	56,037

Net interest income	34,718	32,243	34,367	99,148	102,512
Provision for loan losses	16,240	11,822	18,128	38,303	83,204

Net interest income after provision for loan losses	18,478	20,421	16,239	60,845	19,308

Noninterest income:
Service charges	2,897	2,696	2,783	8,483	8,421
Mortgage origination revenue	7,571	2,243	6,308	11,331	8,503
Gain (loss) on disposition of bulk purchased mortgage loans	30	41	(410)	99	(2,437)
Gain on sales of investment securities	4,938	—	32,804	4,938	34,379
Other derivative income	2,735	194	1,127	3,682	1,294
Other noninterest income	1,261	1,213	1,530	4,171	4,514

Total noninterest income	19,432	6,387	44,142	32,704	54,674

Noninterest expense:
Salaries and employee benefits	15,462	15,183	13,806	45,334	37,665
Occupancy of premises, furniture and equipment	2,707	2,603	2,668	8,200	7,975
Nonperforming asset expense	(1,648)	2,013	1,538	3,642	10,531
FDIC assessment	1,626	1,499	2,178	5,073	6,361
Early extinguishment of debt	3,444	—	378	3,444	378
Legal fees, net	1,081	1,026	1,481	2,901	3,727
Other noninterest expense	5,480	5,522	4,597	15,953	14,628

Total noninterest expense	28,152	27,846	26,646	84,547	81,265

Income (loss) before income taxes	9,758	(1,038)	33,735	9,002	(7,283)
Income tax expense (benefit)	(42)	355	321	207	933

Net income (loss)	9,800	(1,393)	33,414	8,795	(8,216)
Preferred dividends and discounts	(2,477)	(2,470)	(2,671)	(7,411)	(7,251)
Implied non-cash preferred dividend	—	—	—	—	(15,756)

Net income (loss) applicable to common stockholders	$7,323	$(3,863)	$30,743	$1,384	$(31,223)

Basic income (loss) per common share	$0.35	$(0.19)	$1.68	$0.07	$(2.19)
Diluted income (loss) per common share	0.35	(0.19)	1.57	0.07	(2.19)
Weighted-average shares outstanding	19,920,269	19,811,006	17,742,119	19,066,380	14,248,556
Weighted-average diluted shares outstanding	20,018,919	19,811,006	20,740,215	19,349,603	14,248,556

SUMMARY OF KEY QUARTERLY FINANCIAL DATA

(dollars in thousands)

Unaudited

	2011			2010
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Condensed Income Data:
Net interest income	$34,718	$32,243	$32,187	$33,562	$34,367
Provision for loan losses	16,240	11,822	10,241	59,923	18,128
Total noninterest income	19,432	6,387	6,885	18,009	44,142
Total noninterest expense	28,152	27,846	28,549	36,971	26,646

Income (loss) before income taxes	9,758	(1,038)	282	(45,323)	33,735
Income tax expense (benefit)	(42)	355	(106)	284	321

Net income (loss)	9,800	(1,393)	388	(45,607)	33,414
Preferred dividends and discounts	(2,477)	(2,470)	(2,464)	(2,448)	(2,671)
Implied non-cash preferred dividends	—	—	—	—	—

Net income (loss) applicable to common stockholders	$7,323	$(3,863)	$(2,076)	$(48,055)	$30,743

Non-GAAP Measures of Performance (1)
Revenue	$50,108	$39,011	$39,072	$44,574	$45,705
Pre-tax, pre-provision operating earnings	23,752	13,178	13,800	16,862	20,597

Per Share Data:
Basic earnings (loss) per common share	$0.35	$(0.19)	$(0.12)	$(2.76)	$1.68
Diluted earnings (loss) per common share	0.35	(0.19)	(0.12)	(2.76)	1.57
Book value per common share	7.37	5.13	4.50	3.97	8.03
Weighted average shares-basic	19,920,269	19,811,006	17,440,617	17,427,676	17,742,119
Weighted average shares-diluted	20,018,919	19,811,006	17,440,617	17,427,676	20,740,215
Shares outstanding-end of period	20,312,842	20,240,408	20,184,809	17,877,708	18,286,842

Performance Ratios (annualized):
Return (loss) on average assets	0.89%	(0.13)%	0.04%	(4.08)%	3.01%
Return (loss) on average equity	15.30%	(2.36)%	0.75%	(64.86)%	46.65%
Efficiency ratio (2)	56.18%	71.38%	73.07%	82.94%	58.30%

Average Balance Sheet Data (3):
Total assets	$4,411,811	$4,331,166	$4,389,583	$4,474,270	$4,447,421
Investments	1,361,630	1,374,892	1,355,827	1,273,452	1,269,634
Cash equivalents	2,049	1,457	1,109	1,598	1,191
Loans	2,936,781	2,869,169	2,933,939	3,063,780	3,018,084
Total interest-earning assets	4,300,460	4,245,518	4,290,875	4,338,830	4,288,909
Interest-bearing deposits	2,276,657	2,393,647	2,460,937	2,374,297	2,389,226
Borrowings	1,177,136	1,043,623	1,057,337	1,151,370	1,101,125
Total interest-bearing liabilities	3,453,793	3,437,270	3,518,274	3,525,667	3,490,351
Noninterest-bearing deposits	646,946	604,018	612,032	617,158	602,903
Total stockholders’ equity	256,264	236,180	206,476	281,251	286,478

Tax Equivalent Net Interest Margin:
Net interest income as stated	$34,718	$32,243	$32,187	$33,562	$34,367
Add: Tax equivalent adjust. - investment (4)	377	389	417	460	618
Tax equivalent adjust. - loans (4)	33	48	24	25	25

Tax equivalent net interest income	$35,128	$32,680	$32,628	$34,047	$35,010

Net interest margin without tax adjust.	3.21%	3.04%	3.03%	3.08%	3.19%
Net interest margin - tax equivalent (4)	3.25%	3.09%	3.07%	3.12%	3.25%
Yield on earning assets without tax adjust.	4.37%	4.42%	4.48%	4.58%	4.82%
Yield on earning assets - tax equivalent (4)	4.41%	4.46%	4.52%	4.62%	4.88%
Yield on interest-bearing liabilities	1.45%	1.70%	1.77%	1.85%	2.00%
Net interest spread - without tax adjust.	2.93%	2.72%	2.71%	2.73%	2.82%
Net interest spread - tax equivalent (4)	2.97%	2.76%	2.75%	2.77%	2.88%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA

(dollars in thousands)

Unaudited

	Year To Date September 30,
	2011	2010
Condensed Income Data:
Net interest income	$99,148	$102,512
Provision for loan losses	38,303	83,204
Total noninterest income	32,704	54,674
Total noninterest expense	84,547	81,265

Income (loss) before income taxes	9,002	(7,283)
Income tax expense	207	933

Net income (loss)	8,795	(8,216)
Preferred dividends and discounts	(7,411)	(7,251)
Implied non-cash preferred dividends	—	(15,756)

Net income (loss) applicable to common stockholders	$1,384	$(31,223)

Non-GAAP Measures of Performance (1)
Revenue	$128,191	$122,807

Pre-tax, pre-provision operating earnings	50,730	52,073

Per Share Data:
Basic income (loss) per common share	$0.07	$(2.19)
Diluted income (loss) per common share	0.07	(2.19)
Book value per common share	7.37	8.03
Weighted average shares-basic	19,066,380	14,248,556
Weighted average shares-diluted	19,349,603	14,248,556
Shares outstanding-end of period	20,312,842	18,286,842

Performance Ratios (annualized):
Return (loss) on average assets	0.27%	(0.24)%
Return (loss) on average equity	5.03%	(4.00)%
Efficiency ratio (2)	65.95%	66.17%

Average Balance Sheet Data (3):
Total assets	$4,377,602	$4,499,864
Investments	1,364,138	1,350,578
Cash equivalents	1,542	717
Loans	2,913,306	3,025,165
Total interest-earning assets	4,278,986	4,376,460
Interest-bearing deposits	2,376,405	2,391,024
Borrowings	1,093,137	1,183,565
Total interest-bearing liabilities	3,469,542	3,574,589
Noninterest-bearing deposits	621,127	597,904
Total stockholders’ equity	233,156	273,554

Tax Equivalent Net Interest Margin:
Net interest income as stated	$99,148	$102,512
Add: Tax equivalent adjust. - investment (4)	1,182	1,933
Tax equivalent adjust. - loans (4)	104	75

Tax equivalent net interest income	$100,434	$104,520

Net interest margin without tax adjust.	3.10%	3.13%
Net interest margin - tax equivalent (4)	3.14%	3.19%
Yield on earning assets without tax adjust.	4.42%	4.84%
Yield on earning assets - tax equivalent (4)	4.46%	4.90%
Yield on interest-bearing liabilities	1.64%	2.10%
Net interest spread - without tax adjust.	2.78%	2.74%
Net interest spread - tax equivalent (4)	2.82%	2.80%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA

(dollars in thousands)

Unaudited

	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Condensed Balance Sheet Data:
Investment securities	$1,309,579	$1,328,857	$1,305,486	$1,254,477	$1,172,600
Loans	3,022,128	2,916,075	2,836,759	3,094,358	3,032,939
Allowance for loan losses	105,805	109,044	114,966	124,568	94,138
Total assets	4,503,234	4,395,116	4,286,690	4,483,854	4,658,815
Total deposits	2,926,281	2,906,777	3,076,857	3,026,906	2,972,668
Total borrowings	1,229,298	1,186,213	926,611	1,191,450	1,169,009
Total stockholders’ equity	288,930	242,554	229,039	208,801	278,741

Asset Quality Ratios:
Nonperforming loans	$121,534	$143,058	$168,210	$159,740	$118,419
Nonperforming assets	150,771	170,915	206,375	191,230	157,482
Allowance for loan losses to total loans (excluding loans held for sale)	3.68%	3.85%	4.13%	4.39%	3.25%
Allowance for loan losses to nonperforming loans	87.06%	76.22%	68.35%	77.98%	79.50%
Nonperforming assets to total loans plus repossessed property	4.94%	5.98%	7.18%	6.12%	5.13%

Capital Ratios (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	13.63%	13.80%	14.24%	12.98%	14.15%
Tier I Capital (to Risk Weighted Assets)	10.08%	9.90%	10.26%	8.93%	10.39%
Leverage (to average assets)	7.83%	7.78%	7.72%	6.89%	8.04%

COMPOSITION OF LOAN PORTFOLIO (unaudited)

(dollars in thousands)

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	Sept. 30, 2011		June 30, 2011		December 31, 2010
Loans:	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,398,337	48.7%	$1,408,263	49.9%	$1,351,862	47.7%
Commercial real estate secured	1,017,899	35.4	1,056,652	37.3	1,120,361	39.5
Residential construction & land	71,227	2.5	79,747	2.8	104,036	3.7
Commercial construction & land	119,157	4.1	102,860	3.6	106,423	3.8

Total commercial loans	2,606,620	90.7	2,647,522	93.6	2,682,682	94.7
Consumer-oriented loans	266,790	9.3	182,444	6.4	152,657	5.3

Gross loans	2,873,410	100.0%	2,829,966	100.0%	2,835,339	100.0%

Less: Unearned discount	—		—		(1)

Total loans	2,873,410		2,829,966		2,835,338
Less: Loan loss allowance	(105,805)		(109,044)		(124,568)

Net loans	$2,767,605		$2,720,922		$2,710,770

Loans Held for Sale	$148,718		$86,109		$259,020

The following tables provide details of the Company’s commercial real estate and residential construction and land portfolios:

	Sept. 30, 2011		June 30, 2011		December 31, 2010
	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial real estate secured*:
Commercial non-owner occupied:
Retail strip centers or malls	$154,302	15.2%	$174,369	16.5%	$198,527	17.7%
Office/mixed use property	105,381	10.4	117,890	11.2	116,726	10.4
Commercial properties	130,440	12.8	138,521	13.1	147,920	13.2
Specialized - other	77,029	7.6	80,534	7.6	82,332	7.4
Other commercial properties	40,052	3.9	40,102	3.8	43,595	3.9

Subtotal commercial non-owner occupied	507,204	49.9	551,416	52.2	589,100	52.6
Commercial owner-occupied	418,739	41.1	403,823	38.2	411,519	36.7
Multi-family properties	91,956	9.0	101,413	9.6	119,742	10.7

Total commercial real estate secured	$1,017,899	100.0%	$1,056,652	100.0%	$1,120,361	100.0%

Residential construction & land:
Residential construction	$51,342	72.1%	$58,885	73.8%	$80,685	77.6%
Land	19,885	27.9	20,862	26.2	23,351	22.4

Total residential construction and land	$71,227	100.0%	$79,747	100.0%	$104,036	100.0%

*	As a result of our core system conversion, we identified certain sub-codings within our loan system that changed the characterization of certain commercial real estate non-owner occupied loans to owner occupied real estate. Although there was no impact to the calculation of the total commercial real estate loans, we have adjusted the table above to reflect the revised classifications for all periods presented.

CREDIT QUALITY (unaudited)

(dollars in thousands)

	At or for the Three Months Ended
	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$55
Nonaccrual loans:
Commercial and industrial	55,052	66,186	71,438
Commercial real estate secured	39,305	46,605	42,221
Residential construction and land	7,529	9,929	20,660
Commercial construction and land	6,172	6,188	12,734
All other loan types	13,476	14,150	12,632

Total nonaccrual loans	121,534	143,058	159,685

Total nonperforming loans	121,534	143,058	159,740
Other real estate owned and repossessed assets	29,237	27,857	31,490

Total nonperforming assets	$150,771	$170,915	$191,230

Other Credit Quality Information:
Loans contractually past due 30 through 89 days and still accruing	$5,609	$5,692	$11,948
Commercial criticized and classified loans (1)	221,122	258,486	303,923
Performing restructured loans	11,365	17,687	29,786
Recorded balance of impaired loans	119,472	147,241	181,081
Allowance for loan losses related to impaired loans	32,051	37,215	59,857

Allowance for Loan Losses Summary:
Allowance at beginning of period	$109,044	$114,966	$94,138
Charge-offs, net of recoveries:
Commercial and commercial real estate	(17,558)	(12,391)	(27,945)
Real estate - construction and land	(1,116)	(3,155)	(639)
Total consumer-oriented loans	(804)	(2,198)	(910)

Total net charge-offs	(19,478)	(17,744)	(29,494)
Provision for loan losses	16,239	11,822	59,924

Allowance at end of period	$105,805	$109,044	$124,568

Key Credit Ratios:
Nonperforming loans to total loans	4.02%	4.91%	5.16%
Nonperforming assets to total loans plus repossessed property	4.94%	5.98%	6.12%
Nonperforming assets to total assets	3.35%	3.89%	4.26%
Annualized net charge-offs to average total loans	2.61%	2.59%	3.85%
Allowance to total loans at end of period (excluding loans held for sale)	3.68%	3.85%	4.39%
Allowance to nonperforming loans	87.06%	76.22%	77.98%
30 – 89 days past due to total loans	0.19%	0.20%	0.39%

(1)	Commercial criticized and classified loans (special mention, substandard and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land and commercial construction and land federal collateral codes. Excludes consumer loans.

LOAN PORTFOLIO AND HELD FOR SALE AGING (unaudited)

(dollars in thousands)

	As of Sept. 30, 2011
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation

Commercial and industrial	$—	$—	$55,052	$1,343,285	$1,398,337	46%	$56,751

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	6,864	147,438	154,302	5%	5,457
Office/mixed use property	—	—	4,336	101,045	105,381	3%	2,794
Commercial properties	—	—	1,667	128,773	130,440	4%	2,610
Specialized - other	—	—	6,410	70,619	77,029	3%	2,081
Other commercial properties	—	—	—	40,052	40,052	1%	771

Subtotal commercial non-owner occupied	—	—	19,277	487,927	507,204	16%	13,713
Commercial owner-occupied	—	—	9,085	409,654	418,739	14%	8,435
Multi-family properties	—	—	10,943	81,013	91,956	3%	3,839

Total commercial real estate secured	—	—	39,305	978,594	1,017,899	33%	25,987

Residential construction & land:
Residential construction	—	—	3,993	47,349	51,342	2%	5,829
Land	—	—	3,536	16,349	19,885	1%	2,506

Total residential construction and land	—	—	7,529	63,698	71,227	3%	8,335

Commercial construction and land	—	—	6,172	112,985	119,157	4%	8,444

Total commercial loans	—	—	108,058	2,498,562	2,606,620	86%	99,517

Consumer loans	5,608	—	13,476	396,424	415,508	14%	6,288

Total loans	$5,608	$—	$121,534	$2,894,986	$3,022,128	100%	$105,805

FUNDING LIABILITIES (unaudited)

(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	Sept. 30, 2011		June 30, 2011		Sept. 30, 2010
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
In-market deposits:
Noninterest-bearing deposits	$646,946	22.1%	$604,018	20.1%	$602,903	20.1%
NOW accounts	252,123	8.6	237,119	7.9	300,372	10.0
Savings deposits	38,818	1.3	38,440	1.3	40,545	1.4
Money market accounts	609,256	20.9	620,457	20.7	568,014	19.0
Customer certificates of deposit	611,360	20.9	678,285	22.6	755,765	25.3
CDARS time deposits	142,552	4.9	189,215	6.3	152,170	5.1
Public time deposits	58,333	2.0	70,503	2.4	45,043	1.5

Total in-market deposits	2,359,388	80.7	2,438,037	81.3	2,464,812	82.4

Out-of-market deposits:
Brokered money market deposits	—	0.0	5,191	0.2	6,173	0.2
Out-of-local-market certificates of deposit	122,942	4.2	109,235	3.6	92,805	3.1
Brokered certificates of deposit	441,273	15.1	445,202	14.9	428,339	14.3

Total out-of-market deposits	564,215	19.3	559,628	18.7	527,317	17.6

Total deposits	$2,923,603	100.0%	$2,997,665	100.0%	$2,992,129	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010
In-market deposits:
Noninterest-bearing deposits	$658,092	$635,543	$633,300
NOW accounts	273,863	231,953	248,662
Savings accounts	38,480	38,306	37,992
Money market accounts	605,312	623,953	583,365
Customer certificates of deposit	579,020	654,240	715,030
CDARS time deposits	148,500	141,400	182,879
Public time deposits	59,030	61,754	70,697

Total in-market deposits	2,362,297	2,387,149	2,471,925

Out-of-market deposits:
Brokered money market deposits	—	4,904	5,832
Out-of-local-market certificates of deposit	126,910	101,132	99,313
Brokered certificates of deposit	437,074	413,592	449,836

Total out-of-market deposits	563,984	519,628	554,981

Total deposits	$2,926,281	$2,906,777	$3,026,906

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)

(dollars in thousands)

The following, as of the dates indicated, reconciles the income (loss) before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Income (loss) before income taxes	$9,758	$(1,038)	$282	$(45,323)	$33,735
Add back (subtract):
Credit costs:
Provision for loan losses	16,240	11,822	10,241	59,923	18,128
Nonperforming asset expense	(1,648)	2,013	3,277	9,259	1,538

Credit costs subtotal	14,592	13,835	13,518	69,182	19,666
Other:
Gain on sales of investment securities	(4,938)	—	—	(6,997)	(32,804)
Derivative termination fees	896	—	—	—	—
Early extinguishment of debt	3,444	—	—	—	378
Impairment of investment securities	—	381	—	—	—

Other subtotal	(598)	381	—	(6,997)	(32,426)

Pre-tax, pre-provision operating earnings	$23,752	$13,178	$13,800	$16,862	$20,975

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Net interest income	$34,718	$32,243	$32,187	$33,562	$34,367
Noninterest income	19,432	6,387	6,885	18,009	44,142
Add back (subtract):
Gain on sales of investment securities	(4,938)	—	—	(6,997)	(32,804)
Derivative termination fees	896	—	—	—	—
Impairment of investment securities	—	381	—	—	—

Revenue	$50,108	$39,011	$39,072	$44,574	$45,705

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision of loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income less investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period.